EXHIBIT 99.1
FOR IMMEDIATE RELEASE
November 29, 2005
For more information contact:
Ray Braun — (419) 247-2800
Mike Crabtree — (419) 247-2800
Scott Estes — (419) 247-2800
HEALTH CARE REIT, INC. PRICES
$300 MILLION OF 6.20% SENIOR NOTES DUE 2016
Toledo, Ohio, November 29, 2005...Health Care REIT, Inc. (NYSE/HCN) announced today that it has priced a public offering of $300 million of 6.20% senior unsecured notes due June 1, 2016 at an effective yield of 6.246%. The company intends to use the net proceeds from the offering to invest in additional properties. Pending such use, the proceeds will be used primarily to repay borrowings under unsecured lines of credit.
Banc of America Securities LLC, Deutsche Bank Securities and UBS Investment Bank acted as joint-bookrunning managers. A. G. Edwards, Calyon Securities (USA), Comerica Securities, JPMorgan, KeyBanc Capital Markets, LaSalle Capital Markets, Legg Mason Wood Walker Incorporated and Raymond James served as co-managers for the offering.
Copies of the prospectus relating to the offering may be obtained by contacting Banc of America Securities LLC, Prospectus Department, 100 West 33rd Street, 3rd Floor, New York, New York 10001, Deutsche Bank Securities, Debt Capital Markets, 3rd Floor, 60 Wall Street, New York, New York 10005, or UBS Investment Bank, Attention: Fixed Income Syndicate Department, 677 Washington Boulevard, Stamford, Connecticut 06901.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sale of the notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
Health Care REIT, Inc., with headquarters in Toledo, Ohio, is a real estate investment trust that invests in health care and senior housing properties. At September 30, 2005, the company had investments in 426 facilities in 37 states with 52 operators and had total assets of approximately $2.7 billion. The portfolio included 233 assisted living facilities, 180 skilled nursing facilities and 13 specialty care facilities. More information is available on the Internet at www.hcreit.com.
This document may contain “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements concern and are based upon, among other things, the possibility that the transaction will close and the effect of that closing; the performance of the company’s operators and properties; and the company’s policies and plans regarding investments, financings and other matters. When the company uses words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” or similar expressions, it is making forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties. The company’s expected results may not be achieved, and actual results may differ materially from expectations. This may be a result of various factors, including, but not limited to: the failure of the transaction to close; the status of the economy; the status of capital markets, including prevailing interest rates; current serious issues facing the health care industry, including compliance with, and changes to, regulations and payment policies; changes in federal, state and local legislation; negative developments in the operating results or financial condition of operators, including, but not limited to, their ability to pay rent and repay loans; changes in the company’s ability to transition or sell facilities with a profitable result; inaccuracies in any of the company’s assumptions; and changes in rules or practices governing the company’s financial reporting. Finally, the company assumes no obligation to update or revise any forward-looking statements or to update the reasons why actual results could differ from those projected in any forward-looking statements.
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